Exhibit 99.1

Gladstone Capital Corporation Reports Financial Results for the Quarter Ended December 31, 2013

MCLEAN, Va., Feb. 3, 2014 /PRNewswire/ -- Gladstone Capital Corporation (NASDAQ: GLAD) (the "Company") today announced earnings for its first quarter ended December 31, 2013. Please read the Company's Form 10-Q filed today with the U.S. Securities and Exchange Commission (the "SEC"), which can be retrieved from the SEC's website at www.sec.gov, or from the Company's website at www.GladstoneCapital.com.

(Logo: http://photos.prnewswire.com/prnh/20101005/GLADSTONECAPITAL )

Summary Information (dollars in thousands, except per share data) (unaudited):

For the Quarter Ended:	December 31, 2013	September 30, 2013	Change	% Change

Total investment income	$8,392	$9,351	$(959)	(10.2)%
Total expenses	(3,982)	(4,644)	662	14.3
Net investment income	4,410	4,707	(297)	(6.3)
Net investment income per common share	0.21	0.22	(0.01)	(4.5)
Cash distribution per common share	0.21	0.21	—	—
Total realized (loss) gain	(10,774)	175	(10,949)	NM
Total unrealized appreciation	16,870	23,793	(6,923)	(29.1)
Net increase in net assets resulting from operations	10,506	28,675	(18,169)	(63.4)
Weighted average yield on interest-bearing investments	11.6%	11.7%	(0.01)%	(0.9)
Total dollars invested	$44,881	$19,300	$25,581	132.5
Total dollars repaid	24,667	41,067	(16,400)	(39.9)

As of:	December 31, 2013	September 30, 2013	Change	% Change
Total investments at fair value	$283,206	$256,878	$26,328	10.2
Fair value as a percent of cost	82.9%	77.3%	5.6%	7.2
Net asset value per common share	$10.10	$9.81	$0.29	3.0
Asset coverage ratio	345.9%	341.0%	4.9%	1.4
Number of portfolio companies	52	47	5	10.6
NM=Not Meaningful

Highlights for the Quarter: During the first quarter ended December 31, 2013, the following significant events occurred:

  Portfolio Activity:
    Invested $7.0 million in a combination of senior term debt and equity in Alloy Die Casting Co., a manufacturer of high quality, finished aluminum and zinc metal components for a diverse range of end markets.  This was a co-investment with one of our affiliated funds, Gladstone Investment Corporation ("Gladstone Investment"). Gladstone Investment invested an additional $16.3 million on the same terms as the Company.
    Invested $5.5 million in a combination of senior term debt and equity in Behrens Manufacturing, LLC, a manufacturer and top supplier of high quality, classic looking, utility products and containers.  Gladstone Investment participated as a co-investor by providing $12.9 million on the same terms as the Company.
    Invested $17.0 million of senior subordinated term debt in J.America, Inc., a leading supplier of licensed decorated and undecorated apparel and headwear to collegiate, resort and military markets, wholesale distributors and apparel decorators.
    Invested $5.6 million in a combination of senior term debt and equity in Meridian Rack & Pinion, Inc., a provider of aftermarket and OEM replacement automotive parts, which it sells through both wholesale channels and online at www.BuyAutoParts.com.  Gladstone Investment participated as a co-investor by providing $13.0 million on the same terms as the Company.
    Invested in four syndicated investments for an aggregate of $9.0 million and received an aggregate of $24.7 million in scheduled and unscheduled principal repayments from existing portfolio companies, including two early payoffs at par totaling $21.5 million.
    Sold our non-accrual investment in LocalTel, LLC , which resulted in a realized loss of $10.8 million.
  Recurring Distributions:  Paid monthly cash distributions for each of October, November and December 2013 to common stockholders of $0.07 per share and to preferred stockholders of $0.1484375 per share.

First Quarter 2014 Results: Net Investment Income for the quarters ended December 31 and September, 2013, were $4.4 million, or $0.21 per share, and $4.7 million, or $0.22 per share, respectively. Net investment income decreased by 6.3% in the three months ended December 31, 2013, as compared to the prior quarter, primarily due to success fees of $0.6 million received in the prior quarter associated with an early payoff, which was partially offset by the waiver of $0.5 million of the incentive fee during the current quarter.

Net Increase in Net Assets Resulting from Operations for the quarters ended December 31 and September 30, 2013 was $10.5 million, or $0.50 per share, and $28.7 million, or $1.36 per share, respectively. The quarter over quarter decrease is primarily due to a larger reversal of net unrealized depreciation in the prior quarter as compared to the current quarter related to a non-accrual investment paying off at par.

Subsequent Events: Subsequent to December 31, 2013, the following significant events occurred:

  Portfolio Activity:
    Received $7.8 million for the early payoff of Pop Radio, LLC.
  Distributions Declared:  Declared the following monthly cash distributions to stockholders:

Record Date	Payment Date	Distribution per Common Share	Distribution per Term Preferred Share
January 22	January 31	$0.07	$0.1484375
February 19	February 28	0.07	0.1484375
March 17	March 31	0.07	0.1484375
Total for the Quarter		$0.21	$0.4453125

Conference Call for Stockholders: The Company will hold its earnings release conference call on Tuesday, February 4, 2014, at 8:30 a.m. EST. Please call (800) 860-2442 to enter the conference. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through March 4, 2014. To hear the replay, please dial (877) 344-7529 and use conference number 10038029. The replay of the conference call will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company's quarterly conference call will also be available online at www.GladstoneCapital.com. The event will be archived and available for replay on the Company's website through April 4, 2014.

About Gladstone Capital Corporation: Gladstone Capital Corporation is a publicly traded business development company that invests in debt and equity securities, consisting primarily of senior term loans, second term lien loans, and senior subordinated term loans in small and medium sized businesses in the United States. The Company has paid 124 consecutive monthly cash distributions on its common stock. Before the Company started paying monthly distributions, the Company paid eight consecutive quarterly cash distributions on its common stock. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

The Company undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations. For a description of certain risks that the Company is or may be subject to, please refer to the factors discussed under the captions "Cautionary Statement Concerning Forward Looking Statements" and "Risk Factors" included in the Company's filings with the SEC (www.sec.gov).

To obtain a paper copy of the Company's most recent Form 10-Q, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company's Form 10-Q for the quarter ended December 31, 2013, including the notes to the consolidated financial statements contained therein.

CONTACT: Investor Relations Inquiries: Please visit www.gladstone.com or +1-703-287-5893